EXHIBIT 10.3

Accelerated Share Repurchase
Schedule of Standard Terms and Conditions (this “Schedule”)

SECTION 1. Cover Letter.  Reference is hereby made to the Cover Letter for Accelerated Share Repurchase to which this Schedule is attached as Annex I (the “Cover Letter” and, together with this Schedule, the “Agreement”), between IBM International Group B.V., a Netherlands limited liability company with its corporate seat in Amsterdam (the “Company”) and the other party thereto (“Seller”), dated May 25, 2007, pursuant to which Seller will sell to the Company, and the Company will purchase from Seller for settlement on the Purchase Date, the Initial Shares of capital stock (the “Common Stock”), par value $0.20 per share, of International Business Machines Corporation, a New York corporation (“IBM”) at the Purchase Price.

SECTION 2.  Definitions.

As used in this Schedule, the following terms shall have the following meanings:

“Agreement” has the meaning specified in Section 1.

“Average Purchase Price” means the arithmetic average of the Daily Average Prices for all Trading Days during the Averaging Period.

“Averaging Period” has the meaning specified in the Cover Letter.

“Calculation Agent” has the meaning specified in the Cover Letter.

“Common Stock” has the meaning specified in Section 1.

“Company” has the meaning specified in Section 1.

“Company Election Notice” has the meaning specified in Section 5(a).

“Cover Letter” has the meaning specified in Section 1.

“Daily Average Price” means, (i) for any Trading Day in the Averaging Period, the Reported VWAP for such Trading Day minus the Discount to VWAP or (ii) for any Trading Day in the Valuation Period, the Reported VWAP for such Trading Day.

“Designee” has the meaning specified in Section 14.

“Discount to VWAP” has the meaning specified in the Cover Letter.

“EDCP Swaps” means the swaps set forth in Appendix A hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Dividend” has the meaning specified in Section 7(c).

“Federal Funds Rate” means, for any day, the rate on such day for Federal Funds, as published by Bloomberg and found by pressing the following letters “FEDSOPEN” followed by pressing the <Index> key and pressing the following letters “HP” followed by pressing the <Go>

key; provided that if any such day is not a New York Banking Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the immediately preceding New York Banking Day.

“IBM” has the meaning specified in Section 1.

“IBM Entity” means IBM, the Company and each other subsidiary of IBM.

“Initial Shares” has the meaning specified in the Cover Letter.

“Internal Equity Transaction” means any transaction between any IBM Entities relating to the Common Stock, including without limitation derivatives such as equity hedges; provided that such transaction does not include or result in, directly or indirectly, the purchase or sale of Common Stock in the public market.

“ISDA Definitions” means the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.  For purposes of all references to the ISDA Definitions, the Issuer is IBM.

“Make-Whole Payment Shares” has the meaning specified in Section 5(c).

“Maximum Deliverable Number” means the number of Initial Shares, subject to adjustment pursuant to Section 7(d).

“Merger Event” has the meaning specified in the ISDA Definitions.  For purposes of the ISDA Definitions, the Shares are shares of Common Stock, the Issuer is IBM, the Merger Date shall be deemed to be the Announcement Date and the final Valuation Date (each as defined in the ISDA Definitions) shall be deemed to be the scheduled last day of the Averaging Period.

“Moody’s” has the meaning specified in Section 9.

“New York Banking Day” means any day except for a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“NYSE” means the New York Stock Exchange or any successor.

“Payment Shares” means Registered Payment Shares, Restricted Payment Shares or Make-Whole Payment Shares.

“Potential Adjustment Event” has the meaning specified in the ISDA Definitions; provided that clauses (iii) and (vii) of such definition are deleted.

“Private Placement Agreement” has the meaning specified in Section 6(b)(iii).

“Prospectus” has the meaning specified in Section 6(a)(i).

“Purchase Completion Date” means the last day of the Averaging Period.

“Purchase Date” has the meaning specified in the Cover Letter.

“Purchase Price” has the meaning specified in the Cover Letter.

“Refund Shares” has the meaning specified in Section 5(a)(i)(A).

“Registered Payment Shares” has the meaning specified in Section 5(a)(ii).

“Registered Share Daily Average Price” means, for any Trading Day, the New York dollar volume weighted average price per share of Common Stock for that Trading Day as reported on Bloomberg Page “IBM.N <Equity> AQR” (or any successor thereto), or, in the event such price is not so reported on such Trading Day for any reason, as reasonably determined by the Calculation Agent; provided that, in the event the Calculation Agent determines pursuant to “Trading Day” below that a Trading Day during the Valuation Period is a Trading Day only in part, the Calculation Agent shall determine the Registered Share Daily Average Price for such partial Trading Day based on transactions in the Common Stock on such partial Trading Day effected from the opening of trading on the NYSE until the occurrence of the relevant disruption pursuant to (ii) or (iii) of the definition of “Trading Day” and during the period from the end of the relevant disruption to the scheduled close of trading on the NYSE, and shall adjust any Valuation Fraction correspondingly.

“Registration Statement” has the meaning specified in Section 6(a)(i).

“Regulation M” means Regulation M under the Exchange Act.

“Remaining Scheduled Days” means the scheduled number of Trading Days remaining in the Averaging Period or the Valuation Period as of the time of any suspension of the Averaging Period or the Valuation Period, as the case may be.

“Reported VWAP” means, for any Trading Day, the New York Rule 10b-18 dollar volume weighted average price per share of Common Stock for that Trading Day as reported on Bloomberg Page “IBM.N <Equity> AQR SEC” (or any successor thereto), or, in the event such price is not so reported on such Trading Day for any reason, as reasonably determined by the Calculation Agent; provided that, in the event the Calculation Agent determines pursuant to “Trading Day” below that a Trading Day during the Averaging Period or Valuation Period is a Trading Day only in part, the Calculation Agent shall determine the Reported VWAP for such partial Trading Day based on Rule 10b-18 eligible transactions in the Common Stock on such partial Trading Day effected from the opening of trading on the NYSE until the occurrence of the relevant disruption pursuant to (ii) or (iii) of the definition of “Trading Day” and during the period from the end of the relevant disruption to, but excluding, the last ten minutes prior to the scheduled close of trading on the NYSE, and, if such partial Trading Day is during the Averaging Period, shall base the Average Purchase Price on an appropriately weighted average instead of the arithmetic average or, if such partial Trading Day is during the Valuation Period, shall adjust any Valuation Fraction correspondingly.

“Repurchase Cost” means the product of (i) the Average Purchase Price multiplied by (ii) the number of Initial Shares.

“Requirements” has the meaning specified in Section 3(c).

“Restricted Contact Personnel” has the meaning specified in the Cover Letter.

“Restricted Payment Shares” has the meaning specified in Section 5(a)(ii).

“Restricted Share Amount” means the quotient of (i) the absolute value of the Settlement Amount divided by (ii) the Restricted Share Value of a Restricted Payment Share.

“Restricted Share Value” means, with respect to any Restricted Payment Shares or Make-Whole Payment Shares, 95% of the value thereof per share to the Seller, determined by the Calculation Agent by commercially reasonable means.

“Rule 10b-18” means Rule 10b-18 under the Exchange Act.

“S&P” has the meaning specified in Section 9.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in Section 1.

“Seller’s Broker-Dealer Entity” means the entity, if any, specified as such in the Cover Letter.

“Settlement Amount” means an amount equal to the Purchase Price minus the Repurchase Cost.

“Settlement Balance” has the meaning specified in Section 5(c).

“Settlement Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.  A Settlement Day “corresponds” to a Trading Day (including, without limitation, the Purchase Completion Date) if it is the day for settlement of regular way transactions for equity securities entered into on the NYSE on that Trading Day.

“Share Amount” means, for any Trading Day, the quotient of (i) the product of (A) the Valuation Fraction multiplied by (B) the absolute value of the Settlement Amount, divided by (ii) 100% of the Daily Average Price for that Trading Day, in the case of Refund Shares pursuant to Section 5(a)(i)(A), or 97% of the Registered Share Daily Average Price for that Trading Day, in the case of Registered Payment Shares pursuant to Section 5(a)(ii)(A).

“Share Settlement” means any settlement pursuant to Section 5(a)(i)(A), Section 5(a)(ii)(A) or Section 5(a)(ii)(B).

“Tender Offer” has the meaning specified in the ISDA Definitions; provided, however, that the reference to “10%” in the definition of such term is replaced by “50%”.

“Trading Day” means any day (i) other than a Saturday, a Sunday or a day on which the NYSE is not open for business, (ii) during which trading of any equity securities of IBM on the NYSE has not been suspended and (iii) during which there has not been, in the Calculation Agent’s judgment, a material limitation in the trading of Common Stock; provided that, notwithstanding anything to the contrary in the Agreement, if any of the events enumerated in (ii) or (iii) above occurs during the Averaging Period or the Valuation Period, the Calculation Agent shall, if appropriate in light of the time or times during the regular trading day that such event occurred and was continuing, either determine that such date is a Trading Day only in part, in which case the Calculation Agent shall make such adjustments as provided for under “Reported VWAP” or “Registered Share Daily Average Price” above, or determine that such date is not a Trading Day.  If the Calculation Agent determines that such date is not a Trading Day and (a) such date falls during the Averaging Period and (x) the Calculation Agent has determined that two or more previously scheduled Trading Days during the Averaging Period were not Trading Days or (y) such date falls after the 10th scheduled Trading Day prior to the scheduled end of the Averaging Period or (b) such date falls during the Valuation Period, then the Calculation Agent shall extend the Averaging Period or Valuation Period, as the case may be, by one additional Trading Day.  The Seller shall notify the Company of any such extension as soon as reasonably practicable, but in no event later than the date that would have been the scheduled last Trading Day of the Averaging Period or Valuation Period, as applicable, prior to such extension.  For the avoidance of doubt, if the Seller suspends the Averaging Period or the Valuation Period for an entire day pursuant to Section 3(c), such day shall not be considered a Trading Day.

“Transfer Agreement” has the meaning specified in Section 6(a)(iv).

“Valuation Fraction” means a fraction, the numerator of which is one and the denominator of which is the number of Trading Days in the Valuation Period.

“Valuation Period” means, in the case of any Share Settlement, the period commencing on the Trading Day immediately following the Purchase Completion Date and ending on the 11th  Trading Day following, but excluding, the Purchase Completion Date; provided that, without limiting the generality of Section 3(c), in the case of settlement pursuant to Section 5(a)(i)(A), if the Share Amount for any Trading Day would exceed the number of shares of Common Stock that IBM could have purchased on such Trading Day in compliance with the conditions set forth in Rule 10b-18, then the Calculation Agent may extend the Valuation Period in a manner intended to result in adjusted Share Amounts that do not exceed such Rule 10b-18 compliant number of shares of Common Stock, and adjust any Share Amounts as appropriate to reflect such extension. The Seller shall notify the Company of any such extension as soon as reasonably practicable, but in no event later than the date that would have been the last Trading Day of the Valuation Period prior to such extension.  For the avoidance of doubt, if the Company elects either to receive a cash payment pursuant to Section 5(a)(i)(B) or make a cash payment pursuant to Section 5(a)(ii)(C), there will be no Valuation Period.

SECTION 3.  Seller Purchases.

(a)        The Initial Shares may be sold short to the Company.  It is understood that during the Averaging Period the Seller may purchase shares of Common Stock in connection with the Agreement, which shares may be used to cover all or a portion of such short sale, and if the Settlement Amount is greater than zero, during the Valuation Period the Seller will purchase shares of Common Stock to fulfill its obligations to deliver Refund Shares to the Company pursuant to Section 5 in the event of a Share Settlement.  Such purchases will be conducted independently of the Company. The timing of such purchases by the Seller, the number of shares purchased by the Seller on any day, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of the Seller; provided, however, that the Seller may only conduct purchases pursuant to this Section 3(a) during the Averaging Period and the Valuation Period, respectively.  The Seller shall (i) use good faith efforts to effect such purchases of Common Stock in a manner that would, if the Seller were IBM or an affiliated purchaser of IBM, be subject to the safe harbor provided by Rule 10b-18(b) (including, without limitation, the once-a-week block exception contained in Rule 10b-18(b)(4)) or (ii) otherwise effect such purchases in a manner that the Seller, in its discretion, believes is in compliance with applicable requirements; it being understood that the Seller shall not be responsible for reporting errors of the NYSE or third party reporting systems or other circumstances beyond the Seller’s control.

(b)        It is the intent of the parties that this transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that the Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c), and neither the Seller nor the Company shall take any action that results in this transaction not so complying with such requirements; provided, however, that nothing herein shall be interpreted as making Seller responsible for any failure by the Company to comply with the requirements of Rule 10b5-1(c).  Without limiting the generality of the preceding sentence, the Company acknowledges and agrees that (A) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether the Seller effects any purchases of Common Stock in connection with the Agreement, (B) from and including the date of the Agreement to and including the last Settlement Day under the Agreement, neither the Company nor its officers or employees shall, directly or indirectly, communicate any material nonpublic information regarding IBM or the Common Stock to, or otherwise influence the trading decisions of, any Restricted Contact Personnel, (C) the Company is entering into the Agreement and the transactions contemplated by the Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) the Company will not alter or deviate from the Agreement or enter into or alter a corresponding hedging transaction with respect to the Common Stock and will otherwise comply with Rule 10b5-1(c)(1)(i)(C).

(c)        In the event that the Seller, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act, and Regulation M, collectively, the “Requirements”), for the Seller to refrain from purchasing Common Stock or to purchase fewer than the number of shares of Common Stock that the Seller would otherwise purchase on any Trading Day during the Averaging Period or, if the Settlement Amount is greater than zero, the Valuation Period, then the Seller may, in its discretion, elect that the Averaging Period or the Valuation Period, as the case may be, be extended or suspended and extended as appropriate with regard to any Requirements.  If the Seller extends the Averaging Period or the Valuation Period without suspending such period, the Seller shall as soon as reasonably practicable, and in no event later than 4:30 p.m., New York City time, on the scheduled Trading Day immediately preceding the date that would have been the last Trading Day of the Averaging Period or Valuation Period without extension, notify the Company of such extension and of the new scheduled last Trading Day of the Averaging Period or Valuation Period, as applicable.  If the Seller suspends the Averaging Period or the Valuation Period, the Seller shall notify the Company no later than 4:30 p.m., New York City time, on the date of such suspension.  At the end of such suspension the Seller shall determine the number of Trading Days remaining in the Averaging Period or the Valuation Period, as the case may be, which number shall not exceed the Remaining Scheduled Days as of the time of such suspension. The Seller shall notify the Company as soon as reasonably practicable, but in no event later than the Trading Date immediately following the end of such suspension, of the new scheduled last Trading Day of the Averaging Period or Valuation Period, as applicable.

(d)        The Company agrees that neither the Company nor any of its affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M), by IBM or any of its affiliated purchasers (as defined in Regulation M) during the Averaging Period or, if the Settlement Amount is greater than zero, the Valuation Period, unless the Company or its affiliate has provided written notice to Seller of a planned “distribution” (as defined in Regulation M) of Common Stock or any security for which Common Stock is a reference security not later than the opening of trading on the first day of the relevant “restricted period” (as defined in Regulation M).  The Company acknowledges that any such notice may cause the Averaging Period or the Valuation Period, as the case may be, to be suspended pursuant to Section 3(c).  Accordingly, the Company acknowledges that its or such affiliate’s actions in relation to any such announcement or transaction must comply with the standards set forth in Section 3(b) and represents that it will not be aware of material non-public information at the time it provides such notice to Seller.

(e)        The Company acknowledges that any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to IBM (other than any such transaction in which the consideration consists solely of cash and there is no valuation period) may cause the Averaging Period or the Valuation Period, as the case may be, to be suspended pursuant to Section 3(c).  Accordingly, the Company acknowledges that its or any affiliate’s actions in relation to any such announcement or transaction must comply with the standards set forth in Section 3(b) and represents that it will not be aware of material non-public information on the date of any such announcement.

SECTION 4.  Company Purchases.

On any Trading Day prior to the last Settlement Day under the Agreement on which the Seller is permitted to purchase shares of Common Stock pursuant to the Agreement, without the prior written consent of the Seller, the Company shall not directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock except as contemplated in Section 17 below.  For purposes of clarification, Seller acknowledges and agrees that purchases effected for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18) shall not be prohibited by the Agreement.

SECTION 5.  Settlement.

(a)        After the Purchase Completion Date,

(i)                  if the Settlement Amount is greater than zero and the Company has elected for the Seller to:

(A)               deliver Refund Shares, the Seller shall transfer to the Company, for no additional consideration, a number of shares of Common Stock equal to the sum of the Share Amounts for each of the Trading Days in the Valuation Period (the “Refund Shares”) in the manner provided in Section 5(b), or

(B)                make a cash payment, the Seller shall make a cash payment to the Company in immediately available funds in an amount equal to the Settlement Amount on the third Trading Day following the Purchase Completion Date, and

(ii)                 if the Settlement Amount is less than zero and the Company has elected to:

(A)               deliver Registered Payment Shares, the Company shall transfer to the Seller, for no additional consideration, a number of shares of Common Stock, which will be registered for resale in the manner set forth in Section 6(a), equal to the sum of the Share Amounts for each of the Trading Days in the Valuation Period (the “Registered Payment Shares”) in the manner provided in Section 5(b),

(B)                deliver Restricted Payment Shares, the Company shall transfer to the Seller, for no additional consideration, a number of shares of Common Stock, which will not be registered for resale, equal to the Restricted Share Amount (the “Restricted Payment Shares”) on the Settlement Day corresponding to the Purchase Completion Date in the manner provided in Section 5(b), and any Make-Whole Payment Shares as provided in Section 5(c), or

(C)                make a cash payment, the Company shall make a cash payment to the Seller in immediately available funds in an amount equal to the absolute value of the Settlement Amount on the third Trading Day following the Purchase Completion Date.

No later than 8:00 p.m. New York City time on the last day of the Averaging Period, the Company shall specify in a notice to Seller substantially in the form set forth in Appendix B hereto (the “Company Election Notice”) the Company’s election, if the Settlement Amount is greater than zero, for the Seller to deliver Refund Shares or make a cash payment or, if the Settlement Amount is less than zero, for the Company to deliver Registered Payment Shares, to deliver Restricted Payment Shares or to make a cash payment.  Once made, such election will be irrevocable.  If the Company fails to make such an election by the election deadline, the Company shall have been deemed to have elected to receive or deliver, as the case may be, a cash payment.  If the Company elects to deliver Registered Payment Shares or Restricted Payment Shares pursuant to this Section 5(a)(ii), the Calculation Agent shall have the right to adjust the Settlement Amount to compensate the Seller for its cost of funds at the Federal Funds Rate during the Valuation Period.

(b)      Delivery of Refund Shares, Registered Payment Shares or Restricted Payment Shares shall be made as follows:

(i)                  if Refund Shares are to be transferred to the Company, the Seller shall deliver the shares to the Company on the third Trading Day following the last day of the Valuation Period,

(ii)                 if Registered Payment Shares are to be transferred to the Seller, on each Settlement Day corresponding to each Trading Day in the Valuation Period, the Company shall deliver to the Seller a number of Registered Payment Shares equal to the Share Amount for such Trading Day, and if the Share Amount for any Trading Day during the Valuation Period includes fractional shares, in lieu of delivering the fractional shares, the Company or the Seller (as the case may be) shall deliver cash to the Seller or the Company, as the case may be, in an amount based on the closing price of the Common Stock on the NYSE on that Trading Day, and

(iii)                if Restricted Payment Shares are to be transferred to the Seller, on the Settlement Day corresponding to the Purchase Completion Date, the Company shall deliver to the Seller a number of Restricted Payment Shares equal to the Restricted Share Amount, and the Company shall deliver any additional Make-Whole Payment Shares as provided in Section 5(c).

(c)      If Restricted Payment Shares are delivered in accordance with Section 5(b)(iii), on the Purchase Completion Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Settlement Amount.  Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, Seller shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner during the Valuation Period.  At the end of each Trading Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to 95% of the aggregate proceeds received by Seller upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares.  If, on any Trading Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, the Company shall (i) deliver to Seller or as directed by Seller on the Settlement Day corresponding to such Trading Day an additional number of Shares (the “Make-Whole Payment Shares”) equal to (x) the Settlement Balance as of such Trading Day divided by (y) the Restricted Share Value of the Make-Whole

Payment Shares or (ii) promptly deliver to Seller cash in an amount equal to the then remaining Settlement Balance.  This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number.  If the Settlement Balance has been reduced to zero prior to the sale of all Restricted Payment Shares and Make-Whole Payment Shares that have been delivered to the Seller, the Seller shall return any unsold Restricted Payment Shares and Make-Whole Payment Shares to the Company.

SECTION 6.  Payment Shares.

(a)      The Company may only deliver Registered Payment Shares pursuant to Section 5(a)(ii)(A) subject to satisfaction of the following conditions:

(i)                  a registration statement covering public resale of the Registered Payment Shares by the Seller and complying with the requirements of the Securities Act (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and shall have become effective on or prior to the Purchase Completion Date, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Payment Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to the Seller, in such quantities as the Seller shall reasonably have requested, on or prior to the Purchase Completion Date;

(ii)                 the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to the Seller;

(iii)                the Seller and its agents, including the Seller’s Broker-Dealer Entity, if any, shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to IBM customary in scope for underwritten offerings of equity securities of comparable issuers and the results of such investigation are satisfactory to the Seller, in its discretion; and

(iv)                as of the Purchase Completion Date, an agreement (the “Transfer Agreement”) shall have been entered into among the Seller, the Company and IBM in connection with the public resale of the Registered Payment Shares by the Seller substantially similar to underwriting agreements customary for underwritten offerings of equity securities of comparable issuers, in form and substance commercially reasonably satisfactory to the Seller, which Transfer Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates.

If the Settlement Amount is less than zero and the Company has elected to deliver Registered Payment Shares and any of the above conditions is not satisfied as of the Purchase Completion Date, the Company shall, in lieu of delivery of Registered Payment Shares, either (x) make a cash payment to the Seller in immediately available funds in an amount equal to the absolute value of the Settlement Amount on the second Trading Day following the Purchase Completion Date and shall reimburse the Seller for all reasonable out-of-pocket expenses it has incurred in connection with due diligence and otherwise in connection with the anticipated delivery of the Registered Payment Shares, including, without limitation, the reasonable fees and expenses of outside counsel to the Seller incurred in connection thereof or (y) deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(B) and Make-Whole Payment Shares pursuant to Section 5(c), in which case the Calculation Agent may make appropriate adjustments to the settlement terms to compensate the

Seller for all reasonable out-of-pocket expenses it has incurred in connection with due diligence and otherwise in connection with the anticipated delivery of the Registered Payment Shares, including, without limitation, the reasonable fees and expenses of outside counsel to the Seller incurred in connection thereof.

(b)      If the Company elects to deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(B) and Make-Whole Payment Shares pursuant to Section 5(c), then:

(i)                  all Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(ii)                 The Seller’s Broker-Dealer Entity, if any, the Seller and any potential purchaser of any such shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by the Seller’s Broker-Dealer Entity, if any, or the Seller shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to IBM customary in scope for private placements of equity securities and the results of such investigation are satisfactory to such person, in its discretion; and

(iii)                the Company and IBM shall enter into an agreement (a “Private Placement Agreement”) with the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such shares by the Company to the Seller (or any such affiliate) and the private resale of such shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of comparable issuers, in form and substance commercially reasonably satisfactory to the Seller or such affiliate, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by the Company of all reasonable out-of-pocket expenses in connection with such resale, including all fees and expenses of counsel for the Seller, and shall contain representations, warranties and agreements of IBM and the Company reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

For the avoidance of doubt nothing in this Section 6(b) shall be read as requiring the Company to deliver cash in respect of the settlement of the transactions contemplated by the Agreement.

(c)      If the Company elects to deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(B) above, the Company shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by the Company to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Restricted Payment Shares and Make-Whole Payment Shares by the Seller.

(d)      Notwithstanding the provisions of Section 5(a) above, if the Company has elected to deliver any Payment Shares hereunder, the Company shall not be required to deliver more than the Maximum Deliverable Number of shares of Common Stock as Payment Shares hereunder.

SECTION 7.  Adjustment of Terms.

(a)      In the event (i) of any of the following corporate events involving IBM or the Common Stock: bankruptcy, insolvency, reorganization pursuant to Title 11 of the United States Code, Merger Event, Tender Offer, issuance of any securities convertible or exchangeable into share of Common Stock or Potential Adjustment Event or the announcement of any such corporate event, (ii) the Seller determines, in its reasonable discretion, that it is unable or it is impracticable to establish, re-establish, substitute or maintain a hedge of its position in respect of the transactions contemplated by the Agreement or (iii) the Seller determines, in its reasonable discretion, that it is unable to borrow Common Stock at a rebate rate greater than or equal to the Federal Funds Rate minus 35 basis points, then, in each case, the number of Trading Days in the Averaging Period, any Daily Average Price and the Settlement Amount shall be subject to adjustment by the Calculation Agent as in the exercise of its good faith judgment it deems appropriate under the circumstances.  For the avoidance of doubt, no such adjustment shall result in an obligation of the Company to make a cash payment to Seller, it being understood that such adjustment may be reflected in the cash amount payable at the Company’s election pursuant to Section 5(a)(ii)(C).

(b)      Notwithstanding the authority provided to the Calculation Agent in subsection (a) of this Section 7, in the event of a corporate event (such as certain reorganizations, mergers, or other similar events) in which all holders of Common Stock may receive consideration other than the common equity securities of the continuing or surviving entity, the adjustments referred to in such subsection shall permit the Company to satisfy its settlement obligations hereunder by delivering the consideration received by holders of Common Stock upon such corporate event, in such proportions as in the exercise of its good faith judgment the Calculation Agent deems appropriate under the circumstances.

(c)      In the event that IBM declares or pays any Extraordinary Dividend, the Seller shall have the right in its discretion to accelerate the settlement of the transactions contemplated by the Agreement by designating any date on or after the date of the declaration of such Extraordinary Dividend as the “Acceleration Date”, in which event the last day of the Averaging Period shall be accelerated to the Acceleration Date (regardless of whether the Averaging Period Start Date has occurred prior to the Acceleration Date), and the Average Purchase Price shall be determined as if the Daily Average Price for all Trading Days that were, but for such acceleration, scheduled to occur during the Averaging Period on or after the Acceleration Date were the average per share price obtained by the Calculation Agent from at least three experienced third party market participants as the price at which such participant would offer to sell to the Seller a block of shares of Common Stock (with such legal or other restrictions as the Seller may in its reasonable judgment impose on such participant relating to the acquisition of such block or, if such block may be sold short to the Seller, the covering of such participant’s resulting short position) equal in number to the Seller’s theoretical net short position in relation to the Agreement and the transactions contemplated thereby as of the Acceleration Date, as determined by the Calculation Agent.  “Extraordinary Dividend” means any dividend on the Common Stock with an ex-dividend date that occurs from and including the date of the Cover Letter through and including the last day of the Averaging Period, other than an ordinary cash dividend of $0.40 per share with an ex-dividend date on August 8, 2007, November 7, 2007 or February 6, 2008.

(d)      In the event that the Company effects a share split of the Common Stock, the Maximum Deliverable Number shall be adjusted to equal (i) the Maximum Deliverable Number prior to such adjustment multiplied by (ii) (x) the number of shares of Common Stock outstanding immediately after the effective date of such share split divided by (y) the number of shares of Common Stock outstanding immediately prior to the effective date of such share split; provided that in no event shall the Maximum Deliverable Number exceed three times the number of Initial Shares.

SECTION 8.  Governing Law; Waiver of Jury Trial.

(a)      THE AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

(b)      EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY.

(c)      IBM International Group B.V. hereby appoints IBM as its agent for service of process in any proceeding in any of the Federal and State courts located in the Borough of Manhattan in connection with the Agreement.

SECTION 9.  Assignment and Transfer.

The rights and duties under the Agreement may not be assigned or transferred by the Company or the Seller without the prior written consent of the other party; provided that the Seller may assign any of such rights or duties hereunder to any affiliate of the Seller with a rating or whose obligations are guaranteed by an affiliate with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”) or A1 or better by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed to by the Company and the Seller.

SECTION 10.  No Condition of Confidentiality.

The Seller and the Company hereby acknowledge and agree that the Seller has authorized the Company to disclose the Agreement and the transactions contemplated thereby to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and the Seller hereby waives any and all claims to any proprietary rights with respect to the Agreement and the transactions contemplated thereby, and authorizes the Company to use any information that the Company receives or has received with respect to the Agreement and the transactions contemplated thereby in any manner.

SECTION 11.  Calculations.

The Calculation Agent shall make all calculations in respect of the Agreement and shall promptly provide written notice of the same to the Company.

SECTION 12.  Acknowledgments, Representations, Warranties and Agreements.

(a)        The Company acknowledges and agrees that it is not relying, and has not relied, upon the Seller or any affiliate of the Seller with respect to the legal, accounting, tax or other implications of the Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof.  The Company further acknowledges and agrees that neither the Seller nor any affiliate of the Seller has acted as its advisor in any capacity in connection with the Agreement or the transactions contemplated thereby.  The Company is entering into the Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks. Without limiting the generality of the foregoing, the Company acknowledges that the Seller is not making any representations or warranties with respect to the treatment of the transactions contemplated by the Agreement under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(b)      The Company represents and warrants to Seller that (i) it has all corporate power and authority to enter into the Agreement and to consummate the transactions contemplated thereby and (ii) the Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

(c)      The Company agrees that if Payment Shares are delivered pursuant to Section 5(a)(ii) or Section 5(c), such Payment Shares, when delivered, shall have been duly authorized and shall be duly and validly issued, fully paid and nonassessable and free of preemptive or similar rights, and such delivery shall pass title thereto free and clear of any liens or encumbrances.

(d)      The Company represents and warrants to the Seller that it is not entering into the Agreement to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities.

(e)      The Company represents and warrants to the Seller that it is not entering into the Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or otherwise manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock), in any case for the purpose of inducing the purchase or sale of any such securities by others.

(f)       The Company represents and warrants to the Seller that the execution and delivery by the Company of, and the compliance by the Company with all of the provisions of, the Agreement and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such action result in any violation of the provisions of the constitutive documents of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties.

(g)      The Company represents and warrants to the Seller that no consent, approval, authorization, order, registration, qualification or filing of or with any court or governmental agency or body having jurisdiction over the Company or any of its properties is required for the execution and delivery by the Company of, and the compliance by the Company with all the terms of, the Agreement or the consummation by the Company of the transactions contemplated thereby.

(h)      The Company represents and warrants to the Seller as of the date of the Agreement and agrees that, as of the date, if any, that the Company delivers a Company Election Notice to Seller choosing Share Settlement, none of the Company and its officers and directors is, or will be, as the case may be, aware of any material nonpublic information regarding IBM or the Common Stock.

(i)       The Company represents and warrants to the Seller that the Company is not, and after giving effect to the transactions contemplated by the Agreement, will not be, and “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)       For the avoidance of doubt, the parties agree that the commissions incorporated in the definitions of Restricted Share Amount and Restricted Share Value and in Section 5(c) above are commercially reasonable fees for the Seller’s or Seller’s Broker-Dealer Entity’s, as the case may be, activities in connection with Settlement under Section 5.

SECTION 13.  Acknowledgments and Agreements With Respect To Hedging and Market Activity.

(a)      The Company acknowledges and agrees that, subject to Section 13(c):

(i)                  During the Averaging Period and, if applicable, the Valuation Period, the Seller and its affiliates may buy or sell shares of Common Stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by the Agreement;

(ii)                 The Seller and its affiliates also may be active in the market for the Common Stock other than in connection with hedging activities in relation to the transactions contemplated by the Agreement;

(iii)                The Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in IBM’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily Average Price and Reported VWAP; and

(iv)               Any market activities of the Seller and its affiliates with respect to the Common Stock may affect the market price and volatility of the Common Stock, as well as the Daily Average Price and Reported VWAP, each in a manner that may be adverse to the Company.

(b)      Each of the Company and the Seller agrees that Non-Reliance as set forth in Section 13.1 of the ISDA Definitions, Agreements and Acknowledgments Regarding Hedging Activities as set forth in Section 13.2 of the ISDA Definitions and Additional Acknowledgments as set forth in Section 13.4 of the ISDA Definitions shall be deemed to be Applicable to the transactions contemplated by the Agreement as if the Agreement were a confirmation that was governed by, and incorporated, such Sections of the ISDA Definitions.

(c)      Subject to Section 12(e), Seller represents and agrees that it is not entering into the Agreement, and will not purchase shares of Common Stock in connection with the Agreement during the Averaging Period or, if applicable, the Valuation Period or otherwise, to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or otherwise manipulate the price of Common Stock (or any security convertible into or exchangeable for Common Stock), in any case for the purpose of inducing the purchase or sale of any such securities by others; it being understood that the Seller shall not be responsible for reporting errors of the NYSE or third party reporting systems on which it may be relying.

SECTION 14.  Designation of Affiliate for Transactions in Common Stock.

The Seller may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any shares of Common Stock in respect of the transactions contemplated by the Agreement, and the Designee may assume such obligations and the obligations of the Seller under the Agreement with respect to such shares of Common Stock.  Such designation shall not relieve the Seller of any of its obligations hereunder.  Notwithstanding the previous sentence, if the Designee shall have indefeasibly performed the obligations of the Seller hereunder, then the Seller shall be discharged of its obligations to the Company to the extent of such performance.  In addition, the parties acknowledge and agree that every time that the Seller is described in this Schedule as buying, selling or otherwise transacting with third parties in the Common Stock, such buying, selling or transacting may be conducted by the Seller or one or more of its affiliates.

SECTION 15.  No Collateral or Setoff.

Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the parties hereunder are not secured by any collateral.  Obligations under the Agreement shall not be set off by either party against any other obligations of the other party or that other party’s affiliate, whether arising under the Agreement, under any other agreement between the parties hereto by operation of law or otherwise.

SECTION 16.  Equity Rights.

The Seller agrees that in the event of bankruptcy of the Company or IBM, the Seller shall not have any rights or assert a claim in respect of the Agreement and the transactions contemplated thereby that is senior in priority to the rights and claims available to shareholders of Common Stock.

SECTION 17.  Other Derivatives.

Notwithstanding anything to the contrary contained herein, the Seller:

(i)                  acknowledges that it has been advised by the Company (A) that the EDCP Swaps are currently outstanding and (B) that IBM Entities may have entered into one or more Internal Equity Transactions;

(ii)                 agrees that the EDCP Swaps and any such Internal Equity Transactions, the transactions contemplated thereby and the performance by any IBM Entity of its obligations thereunder shall not constitute a breach of any representation, warranty or agreement by the Company under the Agreement;

(iii)                acknowledges and agrees that the EDCP Swaps may be renewed, extended or amended at the discretion of any IBM Entity during the Averaging Period and the Valuation Period, if any, and without any notice to or consent of the Seller, and such renewal, extension or amendment shall not constitute a breach of any representation, warranty or agreement by the Company under the Agreement; provided, however, that any such renewal, extension or amendment does not include or result in, directly or indirectly, the purchase or sale of Common Stock in the public market;

(iv)                acknowledges and agrees that any existing Internal Equity Transactions may be renewed, extended or amended at the discretion of any IBM Entity during the

Averaging Period and the Valuation Period, if any, and without any notice to or consent of such Seller, and such renewal, extension or amendment shall not constitute a breach of any representation, warranty or agreement by the Company under the Agreement; provided, however, that any such renewal, extension or amendment does not include or result in, directly or indirectly, the purchase or sale of Common Stock in the public market; and

(v)                acknowledges and agrees that nothing in the Agreement shall prohibit the Company or any IBM Entity from entering into any Internal Equity Transaction.

APPENDIX A
[Exhibit Omitted]

APPENDIX B

IBM International Group B.V.
Johan Huizingalaan 765
1066 VH Amsterdam, the Netherlands

[     ], 200[ ]

[Seller]
[Address]
[Attn: [    ]]
[Phone]
[Fax]

Accelerated Share Repurchase
Company Election Notice

Reference is hereby made to the Cover Letter for Accelerated Share Repurchase (the “Cover Letter” and, together with the Schedule of Standard Terms and Conditions attached thereto, the “Agreement”) between IBM International Group B.V., a Netherlands limited liability company with its corporate seat in Amsterdam (the “Company”) and [Seller] (“Seller”), dated May 25, 2007.  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

This notice (this “Company Election Notice”) is a Company Election Notice under the Agreement.

The Company hereby informs the Seller that, pursuant to Section 5(a) of the Schedule, the Company makes the following election under such section: [the Seller shall [deliver Refund Shares] [make a cash payment]](1) [the Company shall [deliver Registered Payment Shares] [deliver Restricted Payment Shares] [make a cash payment]](2).

IBM INTERNATIONAL GROUP
B.V.

By:
Name:
Title:

(1) Applicable choices for election if the Settlement Amount is greater than zero.

(2) Applicable choices for election if the Settlement Amount is less than zero.